Exhibit 10.1

STIFEL FINANCIAL CORP.

RESTRICTED CASH AWARD AGREEMENT

Stifel Financial Corp., a Delaware corporation including its past, present or future affiliates, subsidiaries, predecessors and successors (collectively, “Stifel” or the “Corporation”), in exercising its discretion with respect to your eligibility for incentive and retention compensation for performance calendar year 2020 (the “2020 Cash Award”) shall advance the 2020 Cash Award which will be earned and vest over time, with any advanced but unearned and unvested amount subject to repayment under the terms and conditions described herein (the “Agreement”).

Name:

Award Date:

Amount of Advanced Cash Award:  $[   ], less applicable taxes and withholdings.

For good and valuable consideration in receiving the 2020 Cash Award, you hereby agree that:

1.

Provided that you execute and deliver this Agreement on a timely basis and are in Active Working Status (meaning that you have not resigned, given notice of your resignation, have not been terminated or been given notice of your termination, or are not under suspension (either with or without pay)) on the advance payment date which shall be on or before March 31, 2021, Stifel shall advance to you the 2020 Cash Award in the amount of $[  ], less applicable taxes and withholding.  The advance payment date is within the discretion of Stifel and in no event may you, directly or indirectly, designate the calendar year of payment of the 2020 Cash Award.

2.

The 2020 Cash Award will be earned in five equal annual tranches commencing on the anniversary date of this Agreement and continuing on the same date for the following four years (each, a “Vesting Date”), provided in each case that you remain continuously employed from the date hereof through the applicable Vesting Date and are in Active Working Status on such Vesting Date.  For example, in the event that you are in Active Working Status on the anniversary date of this Agreement, 20% of the 2020 Cash Award will vest.

3.

In the event you are not in Active Working Status on or prior to December 31, 2025, you agree to immediately repay to Stifel [  ]% of any portion of the 2020 Cash Award that has not vested and been earned in accordance with paragraph 2 above.

4.

By signing below and accepting the advance of the 2020 Cash Award, you specifically authorize Stifel, to the maximum extent permitted under applicable law but only to the extent not resulting in adverse tax consequences under Section 409A of the Internal Revenue Code, in addition to all other rights and remedies available to the Company, to set-off, apply and deduct, at its sole discretion, any or all of the following for the payment of any outstanding amount under this Agreement:  (a) any amount(s) outstanding to your credit, whether in the form of Stifel Financial Corp. stock, Stifel Financial Corp. stock units (whether in the Stifel Financial Corp. Wealth Accumulation Plan (“SWAP”) or otherwise, or (b) any sums or assets in which you have a direct or indirect interest that is held in any brokerage, deposit or other account or form with Stifel Financial or any other affiliate, successor, or assign.  You hereby authorize Stifel Financial and its affiliates, successors, and assigns to exercise this right of set-off, and you therefore assign and grant a security interest to Stifel Financial, its affiliates, successors, and assigns, as security for repayment of any and all amounts due hereunder in all securities, interests, deferred compensation plans, benefits and other amounts due or to become due you.  Stifel shall be permitted, but not obligated, to make such deductions.  In the event Stifel does not recover the full amount of the unvested and unearned 2020 Cash Award through setoff or deduction authorized pursuant to this Agreement, you agree to repay any remaining balance in full within ten days after your last day of employment with Stifel.

5.

You have the right to dispute in writing the amount and frequency of deductions that are not in accordance with the terms of the authorization contained in this Agreement.  Stifel may not make any deductions during the dispute process.  Stifel must address your concerns, in writing, as soon as practical with a clear statement indicating its position with regard to the deduction, including whether Stifel agrees or disagrees with your position(s) regarding the deduction and why it agrees or disagrees.  If it disagrees with your position(s), Stifel will invite you to a resolution meeting within one week of providing the written response to you.  If you accept the invitation, Stifel and you may discuss any remaining issues at such meeting, and thereafter Stifel must address the matter in a written, final determination within one week of the meeting date in which it considers each of your concerns.  Stifel must wait three weeks after such final, written decision to begin making deductions, or, if it determines deductions were improperly made, must repay all deductions to you as soon as possible.

6.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of [Maryland, Missouri, New York or California], without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

7.

You hereby agree that, if you are registered with the Financial Industry Regulatory Authority (“FINRA”), any controversy or claim arising out of or relating to this Agreement will be resolved through binding arbitration before FINRA in accordance with its rules. Further, to the extent Stifel may avail itself of state or federal court to enforce this Agreement, you hereby consent to the personal jurisdiction of the state and federal courts sitting in the State of [Maryland, Missouri, New York, California].  Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

8.

You agree that you shall pay all costs of enforcement of this Agreement and collection of any amounts due under this Agreement, including reasonable attorney's fees and indemnify Stifel for any liabilities, taxes, costs, and expenses of any kind that it may incur in connection with the exercise of its rights under this Agreement.  Further, you agree that you will not assert any defenses, rights of set-off, or counterclaims as a reason for not fully repaying the amounts due under this Agreement.

9.

Nothing in this Agreement shall create a contract of employment between Stifel and you for a specific term or guarantee of employment. Your employment with Stifel is and shall remain employment-at-will.

10.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.

Stifel may assign its rights under this Agreement to any successor or assignee, and Stifel’s rights under this Agreement will inure to the benefit of any successor or assignee.  This Agreement is not assignable by you.

12.

Neither the failure nor any delay in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Stifel will preclude any other or further exercise of such right, power or privilege.  Any extension or renewals of payment under this Agreement that may be permitted by Stifel in its sole discretion shall not operate as a waiver or otherwise release you from liability under the terms of this Agreement.  You hereby waive presentment, demand, protest and notice of dishonor.

13.

It is the intention of Stifel that the 2020 Cash Award be exempt from Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder and this Agreement shall be interpreted in a manner consistent with the foregoing.  In no event whatsoever shall Stifel or any of its subsidiaries or affiliates be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on you by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.

14.

This Agreement constitutes the entire agreement between Stifel and you with respect to the 2020 Cash Award.  This Agreement may not be changed, modified, or terminated orally, but only by a written agreement signed by Stifel and you.

15.

The type and periods of restriction imposed by this Agreement are fair and reasonable. You have read and understand this Agreement, and voluntarily agree to the terms and conditions in this Agreement. You acknowledge that you have been provided with the opportunity to consult with independent legal counsel of your choice.

AGREED AND ACCEPTED INCLUDING AGREEMENT TO ARBITRATE THROUGHT FINRA:

                NAME       DATE

3